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                                                                     Exhibit 2.1








                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                            DIGITAL BIOMETRICS, INC.,

                              VC ACQUISITION CORP.

                                       AND

                              VISIONICS CORPORATION





                                OCTOBER 18, 2000









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                                TABLE OF CONTENTS


ARTICLE 1 TERMS OF THE MERGER..................................................2
         1.1  The Merger.......................................................2
         1.2  Effective Time...................................................2
         1.3  Merger Consideration.............................................2
         1.4  Dissenting Shares................................................4
         1.5  Shareholders' Rights upon Merger.................................4
         1.6  Surrender and Exchange of Shares.................................5
         1.7  The Escrow Account...............................................7
         1.8  Options..........................................................9
         1.9  Certificate of Incorporation and Bylaws of the
              Surviving Corporation...........................................10
         1.10 Directors and Officers of the Surviving Corporation.............10
         1.11 Directors and Executive Officers of Purchaser...................10
         1.12 Other Effects of Merger.........................................10
         1.13 Registration Statement Prospectus/Proxy Statement...............10
         1.14 Tax-Free Reorganization.........................................12
         1.15 Voting Agreements...............................................13
         1.16 Corporate Name of Purchaser.....................................13
         1.17 Additional Actions..............................................13
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................13
         2.1  Due Incorporation and Good Standing.............................13
         2.2  Capitalization..................................................14
         2.3  Subsidiaries....................................................14
         2.4  Authorization; Binding Agreement................................15
         2.5  Governmental Approvals..........................................15
         2.6  No Violations...................................................16
         2.7  Company Financial Statements....................................16
         2.8  Absence of Certain Changes or Events;
              No Undisclosed Liabilities......................................17
         2.9  Compliance with Laws............................................17
         2.10 Permits.........................................................17
         2.11 Litigation......................................................18
         2.12 Contracts.......................................................18
         2.13 Employee Benefit Plans..........................................18
         2.14 Taxes and Returns...............................................19
         2.15 Intellectual Property...........................................20
         2.16 Finders and Investment Bankers..................................21
         2.17 Pooling of Interests Accounting.................................21
         2.18 Insurance.......................................................21
         2.19 Title to Properties.............................................21
         2.20 Accounts Receivable.............................................22
         2.21 Employees.......................................................22
         2.22 Affiliate Transactions..........................................23


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         2.23 Customers and Suppliers.........................................24
         2.24 Officers and Directors; Bank Accounts...........................24
         2.25 Professional Fees...............................................24
         2.26 Disclosure......................................................24
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................24
         3.1  Organization and Good Standing..................................25
         3.2  Capitalization..................................................25
         3.3  Subsidiaries....................................................25
         3.4  Authorization; Binding Agreement................................26
         3.5  Governmental Approvals..........................................27
         3.6  No Violations...................................................27
         3.7  Securities Filings..............................................27
         3.8  Purchaser Financial Statements..................................28
         3.9  No Undisclosed Liabilities......................................28
         3.10 Litigation......................................................29
         3.11 Compliance with Laws............................................29
         3.12 Taxes and Returns...............................................29
         3.13 Intellectual Property...........................................30
         3.14 Employee Benefit Plans..........................................31
         3.15 Finders and Investment Bankers..................................31
         3.16 No Prior Activities.............................................31
         3.17 Pooling of Interests Accounting.................................31
         3.18 Insurance.......................................................31
ARTICLE 4 ADDITIONAL COVENANTS OF THE COMPANY.................................32
         4.1  Conduct of Business of the Company and the
              Company Subsidiaries............................................32
         4.2  Notification of Certain Matters.................................34
         4.3  Access and Information..........................................34
         4.4  Shareholder Approval............................................34
         4.5  Reasonable Commercial Efforts...................................35
         4.6  Public Announcements............................................35
         4.7  Professional Fees...............................................35
         4.8  No Solicitation.................................................36
ARTICLE 5 ADDITIONAL COVENANTS OF PURCHASER...................................37
         5.1  Conduct of Business of Purchaser and the
              Purchaser Subsidiaries..........................................37
         5.2  Notification of Certain Matters.................................38
         5.3  Access and Information..........................................38
         5.4  Reasonable Commercial Efforts...................................38
         5.5  Public Announcements............................................39
         5.6  Compliance......................................................39
         5.7  SEC and Stockholder Filings.....................................39
         5.8  Tax Opinion Certificate.........................................39
         5.9  Letter of Accountants...........................................39
         5.10 Indemnification.................................................39
         5.11 Stockholder Approval............................................40
         5.12 No Solicitation.................................................41


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         5.13 Plan of Reorganization..........................................42
         5.14 Fairness Opinion................................................42
ARTICLE 6 CONDITIONS..........................................................42
         6.1  Conditions to Each Party's Obligations..........................42
         6.2  Conditions to Obligations of the Company........................44
         6.3  Conditions to Obligations of Purchaser..........................45
         6.4  Frustration of Conditions.......................................47
ARTICLE 7 TERMINATION AND ABANDONMENT.........................................47
         7.1  Termination.....................................................48
         7.2  Effect of Termination and Abandonment...........................49
ARTICLE 8 SURVIVAL; INDEMNIFICATION...........................................49
         8.1  Survival of Representations and Warranties......................49
         8.2  Indemnification of Purchaser....................................50
         8.3  Procedure for Indemnification of Purchaser......................51
         8.4  Indemnification Threshold; Maximum
              Indemnification Liability.......................................52
ARTICLE 9 MISCELLANEOUS ......................................................52
         9.1  Confidentiality.................................................52
         9.2  Amendment and Modification......................................53
         9.3  Waiver of Compliance; Consents..................................53
         9.4  Notices.........................................................54
         9.5  Binding Effect; Assignment......................................55
         9.6  Expenses........................................................55
         9.7  Governing Law...................................................55
         9.8  Counterparts....................................................55
         9.9  Interpretation..................................................55
         9.10 Entire Agreement................................................56
         9.11 Severability....................................................56
         9.12 Specific Performance............................................56
         9.13 Third Parties...................................................56
         9.14 Disclosure Letters..............................................56

EXHIBITS:

         Exhibit A: Form of Escrow Agreement
         Exhibit B: Form of Voting Agreement
         Exhibit C: Form of Affiliate Agreement


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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 18, 2000, by and among Visionics Corporation, a corporation organized under the laws of the State of New Jersey (the "Company"), Digital Biometrics, Inc., a Delaware corporation ("Purchaser"), VC Acquisition Corp., a New Jersey corporation and wholly owned subsidiary of Purchaser ("Merger Sub") and, for the purpose of Sections 1.7(a), 8.2, 8.3 and 8.4 only, certain shareholders of the Company identified on the signature pages of this Agreement (collectively, the "Major Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Purchaser have approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the laws of the State of New Jersey and the provisions of this Agreement;

         WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser and the Company are entering into a lending arrangement, pursuant to Purchaser has agreed to lend to the Company up to $1 million (the Working Capital Facility"), and the Company has executed and delivered to Purchaser a promissory note, security agreement and patent security agreement; and

         WHEREAS, for financial reporting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth in the parties hereto agree as follows:


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                               A G R E E M E N T:

                                   ARTICLE 1
                               TERMS OF THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the New Jersey Business Corporation Act (the "NJBCA"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the NJBCA and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of New Jersey as a subsidiary of Purchaser under a name mutually agreeable to the parties. The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the NJBCA and with the provisions of this Agreement.

         1.2. Effective Time. The Merger shall become effective at the time of the filing of the executed original and copy of the Certificate of Merger with the Department of Treasury of the State of New Jersey as required by Section 14A:10-4.1 of the NJBCA or at such later time as may be specified in the Certificate of Merger. No later than the business day immediately following the satisfaction and/or waiver by the party or parties entitled to the benefit of the same of all of the conditions set forth in Article 6 of this Agreement, the parties hereto shall cause the Merger to become effective. Purchaser and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

         1.3. Merger Consideration.

         (a) Subject to the provisions of this Agreement, each of the issued and outstanding shares (the "Company Shares") of common stock, no par value, of the Company (the "Company Stock"), exclusive of Dissenting Shares as defined in
Section 1.4, as of the Effective Time shall be converted into a number of fully paid, validly issued and nonassessable shares of the common stock of Purchaser, par value $.01 per share (the "Purchaser Stock"), equal to the result of dividing: (a) the


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quotient derived from dividing (i) The Aggregate Merger Consideration by (ii)
the Fully Diluted Company Shares by (b) the Closing Share Price (the "Exchange Ratio"), subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). For purposes of this
Agreement:

         o The "Aggregate Merger Consideration" shall mean the sum of: (a) the product of (i) the Closing Share Price by (ii) 7,000,000 plus (b) the product of
(i) the number of Company Options (as defined in Section 1.8 hereof) outstanding on the Closing Date multiplied by the average exercise price (rounded to the nearest one cent) of the Company Options.

         o "Fully Diluted Company Shares" shall mean the number of shares of Company Stock outstanding on the Closing Date assuming the exercise of all outstanding Company Options.

         o The "Closing Share Price" shall mean the average closing share price of Purchaser's Stock during the 20 consecutive trading days ending on the trading day immediately preceding the Closing Date as reported by The Nasdaq National Market.

         The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of Purchaser Stock or Company Stock.

         (b) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a stockholder of Purchaser. In lieu thereof, any holder of Company Stock (each a "Company Shareholder") who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive an amount in cash pursuant to Section 1.6(d) hereof.

         (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Merger Sub common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Purchaser.


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         1.4. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding Company Share, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Section 14A:11 of the NJBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Company Shares are converted pursuant to Section 1.3 hereof, but the holder thereof shall be entitled only to such rights as are granted by the NJBCA. Notwithstanding the immediately preceding sentence, if any holder of Company Shares who demands dissenters' rights with respect to such shares under the NJBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Company Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 1.3 hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Dissenting Shares with respect to such demands in accordance with the NJBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Company Shares, withdrawals of such notices, and any other instruments served pursuant to the NJBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Company Shares under the NJBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Company Shares or offer to settle or settle any such demands.

         1.5. Shareholders' Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented the Company Shares (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as defined in Section 2.6 below) and this Agreement, shall only represent the right to receive the Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement.


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         1.6. Surrender and Exchange of Shares.

         (a) Maslon Edelman Borman & Brand, LLP, counsel to Purchaser, shall act as exchange agent (the "Exchange Agent") for the Merger. Promptly after the Effective Time, Purchaser shall make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of Purchaser Stock, as and when necessary, in order to enable the Exchange Agent to affect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.3(b) hereof. Purchaser shall also make available, or cause to be made available, certificates representing 10 percent of the aggregate Merger Consideration (the "Escrow Shares") and cause the same to be deposited into the Escrow Account (as defined in Section 1.7 hereof) as partial security for the Company Shareholders' indemnification obligations as set forth in Article 8 hereof.

         (b) On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a Certificate, within five business days of receiving from the Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for certificates representing the applicable number of shares of Purchaser Stock.

         (c) After the Effective Time, each holder of a Company Share (other than holders of Dissenting Shares) shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Purchaser Stock into which such holder's Company Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of Purchaser Stock, declared after the Effective Time and payable to holders


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of record after the Effective Time shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered are provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Purchaser Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Purchaser Stock until such Certificates are exchanged pursuant to this Agreement.


         (d) Any holder of Company Shares who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the shares of Purchaser Stock constituting the excess of (i) the number of whole shares of Purchaser Stock delivered to the Exchange Agent by Purchaser over (ii) the aggregate number of whole shares of Purchaser Stock to be distributed to holders of Company Stock (such excess being herein called the "Excess Shares"). As soon as practicable following the Effective Time, the Exchange Agent shall determine the number of Excess Shares and, as agent for the former holders of Company Stock, shall sell the Excess Shares at the prevailing prices on The Nasdaq Stock Market. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

         (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company shares shall be made thereafter, other than transfers of Company Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Purchaser Stock or cash as provided in Section 1.3 hereof.


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         (f) If consideration in respect of Company Shares is to be made to a person other than the person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser or the Exchange Agent that such tax either has been paid or is not payable.

         (g) None of the Company, Purchaser or the Exchange Agent shall be liable to any holder of Company Shares for any such shares of Purchaser Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

         1.7. The Escrow Account.

         (a) As partial security for the performance of the Company Shareholders' indemnification obligations set forth in Article 8 hereof, the Escrow Shares shall be placed in an escrow account (the "Escrow Account") pursuant to the terms of an escrow agreement to be entered into by and among Purchaser, a the representative of the Company Shareholders on behalf of the Company Shareholders (the "Attorney-in-Fact"), and an escrow agent (the "Escrow Agent") to be mutually acceptable to the Attorney-in-Fact and Buyer, in form and substance substantially as set forth in Exhibit A (the "Escrow Agreement"). By their execution of this Agreement the Major Shareholders, and by their approval of the Merger, the other Company Shareholders, will be conclusively deemed to have consented to, approved and agreed to be bound by the Escrow Agreement and the employment of Joseph Atick as the Attorney-in-Fact under the Escrow Agreement. The Company Shareholders will also be conclusively deemed to have consented to, approved and agreed to the taking by the Attorney-in-Fact of any and all actions and the making of any decisions required or permitted to be taken by such Attorney-in-Fact under this Agreement and/or the Escrow Agreement, including, without limitation, the exercise of the power to (i) authorize delivery to Purchaser of Escrow Shares (and proceeds from any sale of the Escrow Shares) and satisfaction of indemnity claims by Purchaser pursuant to Article 8,
(ii) agree to negotiate, enter into


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settlements and compromises of, comply with orders of courts and awards of arbitrators with respect to, such claims, (iii) arbitrate results, settle or compromise any claim for indemnity made pursuant to Article 8 and (iv) take all actions necessary in the judgment of the Attorney-in-Fact for the accomplishment of the foregoing. The Company Shareholders will be bound by all actions taken and documents executed by the Attorney-in-Fact in connection with the Escrow Agreement. In performing the functions specified in this Agreement and Escrow Agreement, the Attorney-in-Fact will not be liable to any Company Shareholders in absence of gross negligence or willful misconduct on the part of the Attorney-in-Fact. Any out-of-pocket costs and expenses reasonably incurred by the Attorney-in-Fact in connection with the actions taken by the Attorney-in-Fact pursuant to the terms of the Escrow Agreement (including, without limitation, the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Company Shareholders to the Attorney-in-Fact pro rata in proportion to their respective percentage interests in the Escrow Shares (and proceeds from any sale of the Escrow Shares).

         (b) The relative interests of each Company Shareholder in the Escrow Shares and the proceeds from any sale of Escrow Shares will be based upon his or her relative contribution to the escrow account as provided in Sections 1.3 and
1.6 and certificates representing each Company Shareholder's Escrow Shares shall be issued in the name of each Company Shareholder upon consummation of the Closing and the execution and delivery by each Company Shareholder of a stock power endorsed in blank. Upon the consummation of the Closing, each Company Shareholder shall become a stockholder of Purchaser with respect to such Company Shareholder's portion of the Escrow Shares and shall have all of the rights of a stockholder with respect to all such shares, including the right to vote the shares, to receive all dividends and other distributions paid with respect thereto, and the right to sell all or a portion of such shares at any time following the public disclosure of Purchasers' consolidated results of operations for a period commencing on the Closing Date and not less than 30 days; provided, however, that during the term of the escrow, no Company Shareholder may pledge, hypothecate or otherwise encumber any Escrow Shares, and the proceeds from any sale of the Escrow Shares shall be retained in the Escrow Account pending any payout pursuant to the provisions of Article 8 hereof or delivery to the Attorney-in-Fact as set forth below. The Attorney-in-Fact shall be entitled to delivery of certificates representing the Escrow Shares, together with


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proceeds from any sale of Escrow Shares, on the one-year anniversary of the
Closing Date, subject to a pro rata holdback of Escrow Shares (and proceeds from any sale of Escrow Shares) then equal in value to 100 percent of any then existing indemnification claims as measured by the closing share price of Purchaser Stock on the Closing Date as reported by The Nasdaq National Market.

         1.8. Options. At the Effective Time, Purchaser shall cause each holder of a then outstanding and unexercised option (the "Company Options") exercisable for shares of Company Stock to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Purchaser Stock (a "Purchaser Option") in a share denomination equal to the product of: (a) the Exchange Ratio determined pursuant to Section 1.3(a) multiplied by (b) the number of shares of Company Stock purchasable under the Company Option and with an exercise price equal to the quotient of: (a) the exercise price stated in the Company Option divided by (b) the Exchange Ratio. Each Purchaser Option shall contain such other terms and conditions as are contained in the agreements evidencing the Company Options, exclusive of share denomination and exercise price. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Company Options after the Effective Time. Immediately after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Company Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current. status of the prospectus or prospectuses contained therein) for so long as any of the Company Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable, upon exercise of Company Options. Purchaser shall use reasonable commercial efforts to cause to be taken any actions necessary on the part of Purchaser to enable subsequent transactions in Purchaser Stock after the Effective Time pursuant to the Company Options held by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act (as defined below) to be exempt from the application of Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder.


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         1.9. Certificate of Incorporation and Bylaws of the Surviving
Corporation. At and after the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be identical to the Articles of Incorporation and the Bylaws of the Company in effect at the Effective Time (subject to any subsequent amendments).

         1.10. Directors and Officers of the Surviving Corporation. At and after the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

         1.11. Directors and Executive Officers of Purchaser. At and after the Effective Time Purchaser's Board of Directors shall be increased by two members, Purchaser shall cause Joseph Atick and Jason Choo to be appointed to serve in the newly created positions and James Granger shall be designated Chairman of the Board. At and after the Effective Time, Joseph Atick and John Metil, respectively, will be designated as Chief Executive Officer and President of Purchaser, and each will report directly to Purchaser's Board of Directors.

         1.12. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the NJBCA.

         1.13. Registration Statement Prospectus/Proxy Statement.

         (a) For the purposes of (i) registering Purchaser Stock for issuance to holders of the Company Shares in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws, (ii) holding the meeting of the Company's shareholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "Company Proposals") and (iii) holding the meeting of Purchaser's stockholders to vote upon issuance of Purchaser Stock to the Company Shareholders in the Merger and the change in the name of Purchaser to "Visionics Corporation" as contemplated by Section 1.16 of this Agreement (the "Purchaser Proposals"), Purchaser and the Company will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"). Such prospectus/ proxy statement in the form mailed by the Company and Purchaser to their respective shareholders and stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

         (b) The Company will furnish Purchaser with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Prospectus/Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise Purchaser if, at any time prior to the meeting of the shareholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Purchaser with the information needed to correct such inaccuracy or omission, The Company will furnish Purchaser with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

         (c) Purchaser will furnish the Company with such information concerning Purchaser and its subsidiaries as is necessary in order to cause the Prospectus/Proxy statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law. None of the information relating to Purchaser and its subsidiaries supplied by Purchaser for inclusion in the Prospectus/Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser agrees promptly to advise the Company if, at any time prior to the meeting of stockholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Purchaser will furnish the Company with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company and Purchaser.

         (d) The Company and Purchaser agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

         (e) Purchaser will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable after the date hereof and will use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. Purchaser shall, provide the Company for its review a copy of the Registration Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby and shall not make any filing with the SEC without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company authorizes Purchaser to utilize the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Purchaser in connection with, or contained in, the Prospectus/Proxy Statement. Purchaser promptly will advise the Company when the Registration Statement has become effective and, of any supplements or amendments thereto, and Purchaser will furnish the Company with copies of all documents. Except for the Prospectus/Proxy Statement or the preliminary prospectus/proxy statement, neither Purchaser nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

         1.14. Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization within the meaning of

Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 (a) of the Code.

         1.15. Voting Agreements. As a condition to the effectiveness to this Agreement, each of the Major Shareholders shall have executed and delivered to Purchaser a voting agreement substantially in the form attached hereto as Exhibit B.

         1.16. Corporate Name of Purchaser. At the Effective Time, the Certificate of Incorporation of Purchaser shall be amended to change Purchaser's name to "Visionics Corporation."

         1.17. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure letter from the Company to Purchaser to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclosure Letter"), each section of which qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

         2.1. Due Incorporation and Good Standing. The Company and each of the Company Subsidiaries (as defined below) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole ("Company Material Adverse Effect"). The Company has heretofore made available to Purchaser accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "Company Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company.

         2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Stock. As of the date hereof, 12,106,250 shares of Company Stock were issued and outstanding. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable, for any such capital stock or other security.

         2.3. Subsidiaries. Section 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Letter. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duty authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

         2.4. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the shareholders of the Company in accordance with the NJBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

         2.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey in accordance with the NJBCA,
(ii) filings and approvals under the Securities Act, Exchange Act and state securities laws, (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iv) those consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

         2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries,
(ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

         2.7. Company Financial Statements. The audited consolidated financial statements for the year ended December 31, 1999 (the "Annual Financial Statements") and unaudited interim financial statements of the Company for the nine month period ended September 30, 2000 (the "Latest Financial

Statements"), each of which has been delivered to Purchaser, have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end audit adjustments and any other adjustments described therein.

         2.8. Absence of Certain Changes or Events; No Undisclosed Liabilities. Except as set forth in the Latest Financial Statements, during the period from December 31, 1999 to the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices other than as required by GAAP. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in the Latest Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since [date of Annual Financial Statements], neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have, a Company Material Adverse Effect.

         2.9. Compliance with Laws. The business of the Company and each of its Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

         2.10. Permits. (i) The Company and its subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"); (ii) neither the Company nor any of its Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or threatened, to revoke or limit any Company Permit, except, in the case of clauses (i) through (iii), those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

         2.11. Litigation. Except as disclosed in the Annual Financial Statements and the Latest Financial Statements, there is no suit, action or proceeding ("Litigation") pending or, to the Company's Knowledge (as defined below), threatened against the Company or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Knowledge" shall include the actual knowledge of the person's officers and directors after due inquiry.

         2.12. Contracts. Section 2.12 of the Company Disclosure Letter set forth a complete and accurate listing of each agreement to which the Company or any of its Subsidiaries is a party with respect to which the value of performance required thereunder equals or exceeds the sum of $10,000 (each, a "Company Material Contract"). All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

         2.13. Employee Benefit Plans. Section 2.13 of the Company Disclosure Letter contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of its Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided, however, that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

         2.14.    Taxes and Returns.

         (a) The Company and each of its subsidiaries has timely filed, or caused to be timely filed all material Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Latest Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any Material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due and payable.

         (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

         2.15. Intellectual Property.

         (a) The Company or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto ("Company Intellectual Property") that are used in the respective businesses of the Company and its Subsidiaries as currently conducted except for any such failures to own, be licensed or process that would not be reasonably likely to have a Company Material Adverse Effect.

         (b) Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party.

         (c) Section 2.15(c) of the Company Disclosure Letter sets forth a complete list of all patents, registrations and applications pertaining to the Company Intellectual Property owned by the Company and its Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or its Subsidiaries, free and clear of liens or encumbrances of any nature.

         (d) Section 2.15(d) of the Company Disclosure Letter sets forth a complete list of all material licenses, sublicenses and other agreements in which the Company and its Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

         (e) The Company and its Subsidiaries own or have the right to use all computer software currently used in and material to the businesses.

         2.16. Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         2.17. Pooling of Interests Accounting. Neither the Company nor any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent Purchaser from accounting for the business combination to be effected by the Merger as a "pooling of interests."

         2.18. Insurance. Section 2.18 of the Company Disclosure Letter sets forth a true and complete list, in all material respects, of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and its subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.18 of the Company Disclosure Letter is in full force and effect and all premiums due thereon have been paid in full.

         2.19. Title to Properties.

         (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption referencing this Section 2.19 in the Disclosure Letter constitutes all of the real property used or occupied by the Company (the "Real Property"). The Real Property has access, sufficient for the conduct of the Company's business as now conducted.

         (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Company Disclosure Letter. The Company has delivered to Purchaser complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor is any other party to any of the Leases in default.

         (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Financial Statements or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen; and (iv) liens that would not reasonably be likely to have a Company Material Adverse Effect.

         (d) All of the machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Company owns, or leases under valid leases, all machinery, equipment and other tangible assets necessary for the conduct of its business.

         2.20. Accounts Receivable. The accounts receivable reflected on the Latest Financial Statements are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Letter under the caption referencing this Section 2.20, and except to the extent of the bad debt reserve reflected on the Latest Financial Statements.

         2.21. Employees. (a) No executive employee of the Company and, to the Knowledge of the Company, no group of the Company's employees has any plans to terminate his, her or its employment; (b) except for such violations which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect, the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor, to the Company's Knowledge, have any such claims been threatened against the Company; (e) to the Company's Knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 2.21 hereof in the Company Disclosure Letter. Section 2.21 of the Company Disclosure Letter sets forth a complete and accurate listing of all collective bargaining agreements, employment agreements, consulting agreements, noncompetition agreements, material nondisclosure agreements, executive compensation plans, profit sharing plans, bonus plans, deferred compensation plans, employee pension retirements plans and employee benefit stock option or stock purchase plans and other employee benefit plans entered into or adopted by the Company.

         2.22. Affiliate Transactions. No officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

         2.23. Customers and Suppliers. The Company Disclosure Letter, under the caption referencing this Section 2.23, lists the 10 largest customers and suppliers of the Company for the year ended December 31, 1999, and for the nine-month period ended September 30, 2000, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since the date of the Latest Financial Statements, no customer or supplier listed on the Disclosure Letter under the caption referencing this
Section 2.23 has indicated that it will stop or decrease, in any material respect, the rate of business done with the Company except for changes in the ordinary course of the Company's business.

         2.24. Officers and Directors; Bank Accounts. The Company Disclosure Letter, under the caption referencing this Section 2.24, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

         2.25. Professional Fees. The Company has not incurred aggregate legal, accounting and brokerage fees and commissions in connection with the transactions contemplated by this Agreement in excess of $250,000.

         2.26. Disclosure. Neither this Agreement nor any of the Exhibits hereto or as set forth in the Prospectus/Proxy Statement (to the extent such information pertains to the Company), nor the Company Disclosure Letter contain any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article 2 relating to the Company or the transactions contemplated by this Agreement or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the Purchaser Securities Filings (as defined below) filed prior to the date of this Agreement and except as set forth in the disclosure letter from Purchaser to the Company to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning Purchaser and its business (the "Purchaser Disclosure Letter"), each section of which qualifies the correspondingly numbered representation or warranty, Purchaser hereby represents and warrants to the Company as follows:

         3.1. Organization and Good Standing. Purchaser, Merger Sub and each of the Purchaser Subsidiaries in a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and each of the Purchaser Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Purchaser. For purposes of this Agreement, the term "Purchaser Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of Purchaser.

         3.2. Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of September 30, 2000, 16,851,725 shares of common stock and no shares of preferred stock were issued and outstanding. No other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of the Purchaser Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Purchaser Securities Filings (as defined in Section 3.7) or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized shares of the capital stock or any other security of Purchaser, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security.

         3.3. Subsidiaries. Section 3.3 of the Purchaser Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each Purchaser Subsidiary. Each Purchaser Subsidiary is wholly owned by Purchaser, except that TRAK 21 Development LLC is 51 percent owned by Purchaser. All of the capital stock and other interests of the Purchaser Subsidiaries so held by Purchaser are owned by it or a Purchaser Subsidiary as indicated in said Section 3.3 of the Purchaser Disclosure Letter, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Purchaser Subsidiaries directly or indirectly held by Purchaser are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable laws. No equity securities or other interests of any of the Purchaser Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Purchaser Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Purchaser Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of Purchaser Stock issuable in accordance with this Agreement in exchange for Company Stock will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any holder of capital stock of Purchaser.

         3.4. Authorization; Binding Agreement. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser, Merger Sub or any Purchaser Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Purchaser Proposal by the stockholders of Purchaser and the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger
Sub and constitutes the legal, valid and binding agreements of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

         3.5. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Purchaser or any of the Purchaser Subsidiaries is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) filings with the SEC, state securities laws administrators and the NASD, (ii) filings and approvals under the Securities Act, Exchange Act and state securities laws, (iii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and
(iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Purchaser or any of the Purchaser Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Purchaser Material Contract (as defined below),
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or any Purchaser Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 3.5 hereof, contravene any Law to which Purchaser or any Purchaser Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.7. Securities Filings. Purchaser has made available to the Company true and complete copies of (i) its Annual Reports on Form 10-K for the years ended September 30, 1999, 1998 and 1997, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of Purchaser since October 1, 1999, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since October 1, 1999, The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 3.7, are referred to collectively herein as the "Purchaser Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, to Purchaser's Knowledge, all such Purchaser Securities Filings complied in all material respects with the Exchange Act and none of the Purchaser Securities Filings, contained or, as to Purchaser Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to Purchaser Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Purchaser Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Purchaser Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

         3.8. Purchaser Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Purchaser included in the Purchaser Securities Filings (the "Purchaser Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Purchaser and its subsidiary as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

         3.9. No Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Purchaser included in the Purchaser Securities Filings and for liabilities incurred in the ordinary course of business consistent with past practice, neither

Purchaser nor any of its subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have, a Purchaser Material Adverse Effect.

         3.10. Litigation. Except as disclosed in the Purchaser securities Filings, there is no Litigation pending or threatened against, Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect.

         3.11. Compliance with Laws. The business of Purchaser and each of its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.12. Taxes and Returns. Purchaser and each of its subsidiaries has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collector Withheld, other than such Taxes for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against Purchaser or any of its subsidiaries for any alleged deficiency in any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessment against Purchaser or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither Purchaser nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no binding requests by Purchaser or any of its subsidiaries or any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of Purchaser or any of its subsidiaries except for statutory liens for current Taxes not yet due aid payable.

         3.13. Intellectual Property.

         (a) Purchaser or its subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all; (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including reissues continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto ("Purchaser Intellectual Property") that are used in the respective businesses of Purchaser and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Purchaser Material Adverse Effect.

         (b) There are no conflicts with or infringements of any material Purchaser intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party.

         (c) Section 3.13(c) of the Purchaser Disclosure Letter sets forth a complete list of all patents, registrations and applications pertaining to the Purchaser Intellectual Property owned by Purchaser and its subsidiaries. All such Purchaser Intellectual Property listed is owned by Purchaser and/or its subsidiaries, free and clear of liens or encumbrances of any nature.

         (d) Section 3.13(d) of the Purchaser Disclosure Letter, sets forth a complete list of all material licenses, sublicenses and other agreements in which Purchaser and its subsidiaries have granted rights to any person to use the Purchaser Intellectual Property. Purchaser will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Purchaser Intellectual Property.

         (e) Purchaser and its subsidiaries own or have the right to use all computer software currently used in and material to the businesses.

         3.14. Employee Benefit Plans. Section 3.14 of the Purchaser Disclosure Letter contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by Purchaser or any of its subsidiaries ("Purchaser Benefit Plan"). Each of the Purchaser Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Purchaser Material Adverse Effect.

         3.15. Finders and Investment Bankers. Neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with SunTrust Equitable Securities, the material terms of which have been disclosed to the Company.

         3.16. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

         3.17. Pooling of Interests Accounting. Neither Purchaser nor any of its affiliates has, through the date hereof, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a "pooling of interests."

         3.18. Insurance. Section 3.18 of the Purchaser Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering Purchaser and its subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at Purchaser's principal executive offices, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible Purchaser and its subsidiaries maintain insurance policies against all risks of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 3.18 of the Purchaser Disclosure Letter is in full force and effect and all premiums due thereon have been paid in full.

                                   ARTICLE 4

                      ADDITIONAL COVENANTS OF THE COMPANY

         The Company covenants and agrees as follows:

         4.1. Conduct of Business of the Company and the Company Subsidiaries.

         a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or in the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will:

                  A. amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

                  B. authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for the issuance of Company Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

                  C. split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

                  D. (a) except for the Working Capital Facility, create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) other than in the ordinary course of business consistent with past practice, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company subsidiary and customary travel, relocation or business advances to employees); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and its subsidiaries taken as a whole;

                  E. increase in any manner the compensation of any of its officers or enter into, establish, amend or terminate any employment, noncompete, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement; or, except in the ordinary course of business consistent with past practices, increase the compensation of the Company's employees who are not officers; or

                  F. take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         (b) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

         4.2. Notification of Certain Matters. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting the Company or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

         4.3. Access and Information. Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request.

         4.4. Shareholder Approval. As soon as practicable, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Company Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Board of Directors of the Company will use its best efforts to obtain any necessary approval by the Company's shareholders of the Company Proposals. Notwithstanding the foregoing, unless the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, the Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the Company Proposals.

         4.5. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

         4.6. Public Announcements. So long as this Agreement is in affect, the Company shall not, and shall cause its affiliates not to issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Purchaser, except where such release or announcement is required by applicable Law, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

         4.7. Professional Fees. The Company shall not incur aggregate legal, accounting and brokerage, consulting and other fees and commissions in connection with the transactions contemplated by this Agreement in excess of $250,000.

         4.8. No Solicitation.

         (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to knowingly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of the assets of the Company and its subsidiaries or of any class of debt or equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 5 percent or more of any class of equity securities of the Company or any Company Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement.

         (b) Except as set forth in this Section 4.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.8, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company

Takeover Proposal and the identity of the person making such request or Company Takeover Proposal.

                                   ARTICLE 5

                        ADDITIONAL COVENANTS OF PURCHASER

         Purchaser covenants and agrees as follows:

         5.1. Conduct of Business of Purchaser and the Purchaser Subsidiaries.

         (a) Unless the Company shall otherwise agree in writing and except as expressly contemplated by this Agreement or in the Purchaser Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) Purchaser shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and Purchaser shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, neither Purchaser nor any of its subsidiaries will:

                  A. amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

                  B. take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests," for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  C. purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire or retire any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its capital stock other than dividends or distributions by any Purchaser Subsidiary.

         (b) Purchaser shall, and Purchaser shall cause each of its subsidiaries to, use its or their reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Purchaser Permits necessary for, or otherwise material to, such business.

         5.2. Notification of Certain Matters. Purchaser shall give prompt notice to the Company if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

         5.3. Access and Information. Between the date of this Agreement and the Effective Time, Purchaser will give, and shall direct its accountants and legal counsel to give, the Company and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Purchaser and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of Purchaser and its subsidiaries as the Company may from time to time reasonably request.

         5.4. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement. including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

         5.5. Public Announcements. So long as this Agreement is in effect, Purchaser shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case Purchaser, prior to making such announcement, will consult with the Company regarding the same.

         5.6. Compliance. In consummating the Merger and the transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

         5.7. SEC and Stockholder Filings. Purchaser shall send to the Company a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

         5.8. Tax Opinion Certificate. Purchaser shall execute and deliver a certificate in a form satisfactory to the counsel of Purchaser, signed by an officer of Purchaser setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.2(e) and Section 6.3(d) of this Agreement ("Purchaser Tax Opinion Certificate").

         5.9. Letter of Accountants. Purchaser shall use its commercial reasonable efforts to cause KPMG LLP to issue to Purchaser the letter described in Section 6.1(i) of this Agreement.

         5.10. Indemnification. As of the Effective Time, the indemnification provisions contained in the Bylaws, and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents, employers of the Company or otherwise entitled to indemnification under the Company's Bylaws or Certificate of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Certificate of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Company and Purchaser shall, jointly and severally, to the fullest extent permitted under New Jersey law and regardless of whether the Merger becomes effective, indemnify defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Securities Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement affected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall he obliged pursuant to this Section
5.10 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Purchaser shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.10.

         5.11. Stockholder Approval. As soon as practicable, Purchaser will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Purchaser Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Board of Directors of Purchaser will use its best efforts to obtain any necessary approval by Purchaser's stockholders of the Purchaser Proposals. Notwithstanding the foregoing, unless the Board of Directors of Purchaser, after consultation with outside legal counsel to Purchaser, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, Purchaser, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that stockholders of Purchaser vote in favor of the Purchaser Proposals.

         5.12. No Solicitation. Purchaser shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Proposed Transaction (as defined below). Purchaser shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to knowingly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Proposed Transaction or (ii) participate in any discussion or negotiations regarding any Proposed Transaction; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of Purchaser determines in good faith that the failure to do so could reasonably be expected to result in a breach of its fiduciary duties to Purchaser's stockholders under applicable law, Purchaser may, in response to any proposal relating to a Proposed Transaction, (i) furnish information with respect to Purchaser to any person pursuant to a customary confidentiality agreement (as determined by Purchaser after consultation with its outside counsel) and (ii) participate in negotiations regarding such Proposed Transaction. "Proposed Transaction" means any inquiry, proposal or offer from any person relating to any form of business combination involving Purchaser, the issuance and sale of any Purchaser debt securities, or the any direct or indirect acquisition or purchase of the assets of Purchaser and its subsidiaries or 10 percent or more of any class of equity securities of Purchaser or any Purchaser Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10 or more of any class of equity securities of Purchaser or any Purchaser Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Purchaser or any Purchaser Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to any proposed transaction involving the issuance and sale of debt or equity securities of Purchaser in furtherance of the transactions contemplated by this Agreement.

         5.13. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, Purchaser or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

         5.14. Fairness Opinion. Purchaser shall solicit from Purchaser's financial advisor, SunTrust Equitable Securities, a written opinion addressed to Purchaser's Board of Directors to the effect that the Merger is fair to Purchaser's stockholders from a financial point of view.

                                   ARTICLE 6

                                   CONDITIONS

         6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) Shareholder/Stockholder Approval. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of the Company.

The Purchaser Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of Purchaser.

         (b) No injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

         (c) Governmental Approval. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser and the Company or those Consents the failure or which to obtain will not have a Surviving Corporation Material Adverse Effect (as defined below).

         (d) Required Consents. Any required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect, except for those the failure of which to obtain will not have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect").

         (e) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

         (f) Blue Sky. Purchaser shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

         (g) Quotation of Purchaser Stock. The shares of Purchaser Stock comprising the Merger Consideration shall have been approved for quotation on The Nasdaq National Market.

         (h) Pooling of Interests. Purchaser shall have received a letter from KPMG LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

         (i) Minimum Closing Share Price. The Closing Share Price shall not be less than $4.00.

         6.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

         (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement" "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Purchaser Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that does not have a Material Adverse Effect on Purchaser shall be disregarded, and (iii) any inaccuracy that results from: (x) changes in the economy generally, (y) changes in the industry in which Purchaser operates or
(z) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby shall be disregarded).

         (b) Performance by Purchaser. Purchaser shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser at or prior to the Effective Time.

         (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of Purchaser since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Purchaser competes shall be disregarded, (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded, and (iv) any change in Purchaser's results of operations reasonably consistent with Purchaser's historical trends, including without limitation the effects of seasonality, shall be disregarded.

         (d) Certificates and Other Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company (i) a certificate executed on its behalf by its Chief Operating Officer or another authorized officer to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that Purchaser is a validly existing corporation in good standing (iii) a certificate of good standing from the Secretary of State of New Jersey stating that Merger Sub is a validly existing corporation in good standing (iv) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the stockholder of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of Purchaser's stockholders approving the Purchaser Proposal, each certified by its respective Secretary; (v) the duly executed Purchaser Tax Opinion certificate and (vi) such other documents and instruments as the Company reasonably may request.

         (e) Tax Opinion. The Company shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison based on the representation letters and certificates substantially in the form previously agreed upon by the Purchaser and the Company and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Sections 368(a) of the Code.

         6.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waive by Purchaser:

         (a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that does not have a Material Adverse Effect on the Company shall be disregarded, and (iii) any inaccuracy that results from: (x) changes in the economy generally, (y) changes in the industry in which the Company operates or
(z) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby shall be disregarded).

         (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

         (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded, and (iv) any change in the Company's results of operations reasonably consistent with the Company's historical trends, including without limitation the effects of seasonality, shall be disregarded.

         (d) Tax Opinion. Purchaser shall have received an opinion from Maslon Edelman Borman & Brand, LLP substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

         (e) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Purchaser (i) a certificate executed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Sections 6.3 (a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of New Jersey stating that the Company is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company's Stockholders approving the Company Proposals, each certified by the Secretary of the Company; (iv) a true and complete copy of the Certificate of Incorporation certified by the Secretary of State of the State of New Jersey, and a true and complete copy of the Bylaws of the Company certified by the Secretary thereof; and (v) other documents and instruments as Purchaser reasonably may request.

         (f) Affiliate Agreement. Each person who is or may be an "affiliate" of the Company within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in the form attached hereto as Exhibit C.

         (g) Maximum Dissenting Shares. The holders of no more than 1 percent of the Company Shares shall have provided the Company with notice of their intent to dissent with respect to the Merger.

         (h) Termination of Shareholder Agreements. That certain Shareholder Agreement, dated January 30, 1998, by and among the Company, Joseph J. Atick, A. Norman Redlich, Paul A. Griffin and Lonsdale Group Limited, together with any and all other agreements by and among the Company's shareholders with respect to their shares of Company Stock, shall have been terminated and will be of no further force or effect.

         6.4. Frustration of Conditions.

         Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

                                   ARTICLE 7

                           TERMINATION AND ABANDONMENT

         7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company and the stockholders of Purchaser described herein:

         (a) by mutual written consent of Purchaser and the Company;

         (b) by either Purchaser or the Company if:

                  (i) the Merger shall not have been consummated on or prior to March 31, 2001, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) the approval of the Company's shareholders required by
         Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

                  (iii) the approval of Purchaser's stockholders required by
         Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

                  (iv) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

         (c) by Purchaser if the Closing Share Price is less than $4.00, or if the Company shall have breached in any material respect any of its representations or warranties (except where such breach is solely attributable to: (i) changes in the economy generally, (ii) changes in the industry in which the Company operates or (iii) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby), or the Company shall have breached any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company; or

         (d) by the Company if the Closing Share Price is less than $4.00, or if Purchaser shall have breached in any material respect any of its representations or warranties (except where such breach is solely attributable to: (i) changes in the economy generally, (ii) changes in the industry in which Purchaser operates or (iii) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby), or Purchaser shall have breached any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser.

         The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 9.5 hereof.

         7.2. Effect of Termination and Abandonment.

         In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement (other than Sections 7.2, 9.1, 9.3, 9.5, 9.6, 9.7, 9.8, 9.10, 9.11, 9.12, 9.13 and 9.14 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                                   ARTICLE 8

                            SURVIVAL; INDEMNIFICATION

         8.1. Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of Purchaser or the results of any such investigation and notwithstanding the participation of Purchaser in the Closing, those representations and warranties contained in Article 2 hereof which are susceptible to confirmation and resolution through the audit process shall survive the Closing until the filing with the SEC of Purchaser's Annual Report on Form 10-K for the year ending September 30, 2001 (the "Audit Completion Date") and all other representations and warranties contained in Article 2 hereof shall survive the Closing for a period of one year following the Closing Date (the "Anniversary Date").

Notwithstanding the foregoing provision: (i) claims specifically raised by Purchaser in one or more written notices given to the Company Shareholders or their Attorney-in-Fact prior to the Audit Completion Date or the Anniversary Date (as the case may be) may continue to be asserted by Purchaser after such date, and (ii) claims based on fraud or intentional misrepresentation (as defined below) may be brought at any time. For purposes of this Agreement, the phrase "fraud or intentional misrepresentation" shall mean any fraudulent or intentional misrepresentation, or reckless disregard, of a material fact or condition existing on or prior to the Closing Date, or the intentional or reckless omission of a material fact or condition existing on or prior to the Closing Date.

         8.2. Indemnification of Purchaser. As of the Effective Time, each Company Shareholder, by virtue of the approval of the Merger and this Agreement by the requisite vote of the Company Shareholders, agrees, severally and not jointly, that the Escrow Shares to which such Company Shareholder becomes entitled upon consummation of the Merger (disregarding for this purpose any fractional shares) shall be placed in escrow, as partial security for the performance of the Company Shareholder's indemnification obligations hereunder, as provided for in the Escrow Agreement. The form of letter of transmittal to be signed by each Company Shareholder contemplated by Section 1.6 shall specifically authorize the Escrow Agent from time to time to transfer all or any portion of the certificates so deposited, together with the proceeds from any sale of Escrow Shares, in satisfaction of such Company Shareholder's indemnification obligation hereunder. In connection therewith, Purchaser, and each of Purchaser's subsidiaries, and their respective officers, directors, employees, agents, affiliates and shareholders (referred to collectively herein as the "Purchaser") will be entitled to be indemnified and held harmless against and in respect of: (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by Purchaser against the Company Shareholders, a third party claim against Purchaser or otherwise) resulting to Purchaser from any and all breaches of representations, warranties, covenants or other terms of this Agreement by the Company made or contained in this Agreement, the Company Disclosure Letter or in any exhibit to this Agreement; and (ii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments, settlements or judgments in respect of the foregoing, regardless of the merit thereof, including Purchaser's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Purchaser's enforcement of said rights of defense and


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

indemnity) (items (i) and (ii) above shall be referred to herein collectively as "Purchaser's Damages"). Except for claims of fraud or intentional misrepresentation, the indemnification provided pursuant to this Section 8.2 shall be Purchaser's sole remedy for the breach of any representation or warranty set forth in this Agreement.

         8.3. Procedure for Indemnification of Purchaser. If any action, suit or proceeding shall be commenced against Purchaser or any claim, demand or assessment be asserted against Purchaser in respect of which Purchaser proposes to demand indemnification, Purchaser shall notify the Attorney-in-Fact to that effect with reasonable promptness. The Attorney-in-fact may assume the defense of any such claim, demand or assessment and Purchaser will have the right to cause the Attorney-in-Fact, on behalf of the Company Shareholders, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of the Company Shareholders, employment of counsel satisfactory to Purchaser and, in connection therewith, Purchaser shall cooperate fully to make available to the Attorney-in-Fact all pertinent information under its control. In the event that the Attorney-in-Fact assumes or Purchaser causes the Attorney-in-Fact to assume control of the defense of any action, suit, proceeding claim, demand or assessment (each a "Third-Party Claim") made against Purchaser, all amounts incurred by the Attorney-in-Fact on behalf of the Company Shareholders in connection with the defense, compromise or settlement thereof shall be credited against the Escrow Account described in Section 1.7 hereof pursuant to the provisions of the Escrow Agreement attached hereto as Exhibit A. With respect to any Third-Party Claim as to which Purchaser does not cause the Attorney-in-Fact to assume control of the defense thereof, the Company Shareholders shall thereafter, severally, but not jointly, reimburse Purchaser for all of Purchaser's Damages, as and when they are incurred, and Purchaser shall have recourse to the Escrow Shares and the proceeds from any sale of Escrow Shares pursuant to the terms of the Escrow Agreement for reimbursement of all such amounts or, in the event the total value of Escrow Shares and proceeds from sales thereof then remaining in the Escrow Account is less than the amount of Purchaser's Damages, by direct claim against the Major Shareholders on a joint, but not several, basis.

         In the event of any claim by Purchaser under the foregoing indemnification provisions (or any others provided herein), Purchaser shall notify the Attorney-in-Fact as provided above and in the event Purchaser does not cause the Attorney-in-Fact


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

to assume control of any related Third-Party Claim, Purchaser shall assert its right to reimbursement of such amount by release of Escrow Shares and proceeds from any sale of Escrow Shares pursuant to the Escrow Agreement having an aggregate value, calculated on the basis of the Closing Share Price, equal to the amount of Purchaser's Damages. In the event that the amount of Purchaser's right of reimbursement exceeds the total value of Escrow Shares and proceeds from any sale of Escrow Shares then remaining in the Escrow Account, Purchaser may recover the amount of such excess by direct claim against the Major Shareholders on a joint, but not several, basis.

         8.4. Indemnification Threshold; Maximum Indemnification Liability. The Company Shareholders shall not incur indemnification obligations under this
Article 8 unless and until the aggregate amount of Purchaser's Damages reaches $50,000 (the "Indemnification Threshold"), at which time the Company Shareholders shall be liable in full for all such Purchaser's Damages. The Major Shareholders shall not be obligated under this Article 8 to pay an amount in excess of 20 percent of the Aggregate Merger Consideration, less the amounts paid to Purchaser from the Major Shareholders' pro rata portion of the Escrow Account.

                                   ARTICLE 9

                                  MISCELLANEOUS

         9.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser after consultation with the Company, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, the Company or Purchaser, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent
(i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure as evidenced by such party's business records maintained in the ordinary course of its business, or (iii) such information becomes generally available to the public other than by breach of this Section 9.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so. Upon the execution and delivery of this Agreement by the parties hereto, that certain Reciprocal Non-Disclosure Agreement, dated July 12, 2000, by and between the Company and Purchaser shall be terminated and of no further force or effect; provided, however, that all confidential information disclosed thereunder shall continue to be deemed confidential information for purposes hereof.

         9.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

         9.3. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement


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

or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

         9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i) if to the Company, to:

                           Visionics Corporation
                           One Exchange Place, Suite 800
                           Jersey City, NJ 07302
                           Attention: Mr. Joseph Atick
                           Telecopy:

                           with a copy to:
                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Attention: Douglas Cifu, Esq.
                           Telecopy: 212.757.3990


                  (ii) if to Purchaser or Merger Sub, to:

                           Digital Biometrics, Inc.
                           5600 Rowland Road
                           Minnetonka, MN  55343
                           Attention: Mr. John Metil
                           Telecopy: 952.932.7181

                           with copies to:
                           Maslon Edelman Borman & Brand, LLP
                           90 South Seventh Street
                           Minneapolis, MN 55402
                           Attention: Joseph Alexander, Esq.
                           Telecopy: 612.672.8397


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

         9.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto.

         9.6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         9.7. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware.

         9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

         9.9. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

         9.10. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Letters referred to herein, which Exhibit(s) and Disclosure Letters are


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

incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         9.11. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United states or any state having jurisdiction., this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         9.13. Third Parties. Except for the provisions contained in Sections 1.8, 1.11 and 5.10, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any that is not a party hereto or thereto or a successor or permitted assign of such a party.

         9.14. Disclosure Letters. The Company and Purchaser acknowledge that the Company Disclosure Letter and the Purchaser Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with


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

respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one section of the Company Disclosure Letter, or Purchaser Disclosure Letter shall be deemed proper disclosure for all the sections thereof, as the case may be.





                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, Purchaser, Merger Sub, the Company and each of the Major Shareholders have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                       DIGITAL BIOMETRICS, INC.

                                       By:  /s/ John J. Metil
                                          --------------------------------------
                                            Name: John J. Metil
                                            Title: President


                                       VC ACQUISITION CORP.

                                       By:  /s/ John J. Metil
                                          --------------------------------------
                                            Name: John J. Metil
                                            Title: Chief Executive Officer


                                       VISIONICS CORPORATION

                                       By:  /s/ Joseph J. Atick
                                          --------------------------------------
                                            Name: Joseph J. Atick
                                            Title: Chief Executive Officer

         For the purpose of Sections 1.7(a), 8.2, 8.3 and 8.4 only.

                                       MAJOR SHAREHOLDERS:



                                       /s/ Joseph J. Atick
                                       -----------------------------------------
                                       Joseph J. Atick



                                       /s/ A. Norman Redlich
                                       -----------------------------------------
                                       A. Norman Redlich



                                       /s/ Paul A. Griffin
                                       -----------------------------------------
                                       Paul A. Griffin



                                       LONSDALE GROUP LIMITED



                                       By:  /s/ Jason Choo
                                          --------------------------------------
                                       Its: Managing Director